Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-218375) of Sasol Limited of our report dated 28 August 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers Inc.
Johannesburg, Republic of South Africa
28 August 2017